Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-119079 of Transportation Technologies Industries, Inc. of our report dated April 19, 2004, July 6 2004, as to Notes 8 and 23 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets as of January 1, 2002), appearing in the Prospectus, which is a part of such Registration Statement Amendment.

We also consent to the references to us under the "Selected Historical Consolidated Financial and Other Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP


November  5, 2004